Donald McDonald
Chief Financial Officer
Skinny Nutritional Corp.
3 Bala Plaza East, Suite 101
Bala Cynwyd, PA 19004
610-784-2000 Ext. 103
Don@skinnyco.com

FOR IMMEDIATE RELEASE

Skinny Nutritional Corp. and Polar Beverages Enter into
Distribution Agreement

Latest addition enhances New England distribution network

Company announces executive management changes following recent successes

BALA CYNWYD, Pa. June 11, 2010— Skinny Nutritional Corp. (OTC BB: SKNY.OB) the maker of Skinny Water® and a leader in the zero-calorie enhanced water category, announced today that is has entered into a distribution agreement with Polar Beverages. As a result of this agreement, the Company’s line of Skinny Water® zero calorie enhanced beverages will be distributed by Polar Beverages throughout New England. Polar Beverages, the country’s largest independent soft-drink bottler currently distributes national and New Age brands such as Snapple®, Nantucket Nectars®, 7 UP®, Sunkist®,  and Fiji Water® to name a few.

Polar Beverages has been in the beverage distribution business since 1882, becoming the largest independent soft-drink bottler in the country. Distributing to more than 20,000 retailers throughout New England, including many large national and regional chains, Polar Beverages maintains their strong relationships with a dedicated sales force of over 300 people.

“Skinny Nutritional is excited to have partnered with Polar Beverages for the New England Market, spanning from eastern New York to Maine. Polar Beverages provides us with a cohesive distribution network, having been the starting ground for many successful brands. We believe that they are highly influential in the market place and anticipate that this relationship will greatly increase our distribution.” Stated Ron Wilson, CEO and President Skinny Nutritional Corp.

Mr. Wilson continued, “When I joined Skinny Nutritional, my goal was to help the company take an exciting brand to the next level. With the finalization of the Polar Beverages contract and the overall enhancement of our distribution network, I feel that we have successfully positioned the Company to become a key player in the fast-growing  zero-calorie, enhanced water market segment and that this is the best time for me to step down as President and CEO.  We have achieved numerous goals over the past 18 months, including the distributor enhancements, a strong commitment to our direct-store-delivery relationships, cost of goods reductions and trademark acquisition. These developments have led to strong sales increases during this period and based on these changes, we anticipate that this improvement will continue.

I believe that the Company is on strong footing to move forward as it continues its national rollout, and I feel now is the right time to step back into retirement.   I will remain as President and CEO until June 30, 2010 and continue to serve on the Board of Directors until my current term expires. Additionally, I intend to continue to work with the Company’s senior management team in the acquisition of beverage distribution accounts. ”

Michael Salaman, Chairman of the Board of Directors, will become the new CEO of the Company, and he stated “We are grateful for Ron Wilson’s efforts on Skinny Nutritional’s behalf.  Under Ron’s leadership, Skinny Nutritional has restructured its operations in order to significantly reduce its cost of goods and to enhance its distribution network.  The company’s new distribution relationship with Polar Beverages is another example of the positive growth that we have experienced through Mr. Wilson’s leadership and efforts.  On behalf of the Skinny team, I want to thank Ron for his dedication and work on our behalf.”

Mr. Salaman continued, “I am excited to have the opportunity to build on the foundation we have set as we further implement our business strategy.”

The Skinny Water® lineup features six great-tasting flavors, including Acai Grape Blueberry (Hi-Energy), Raspberry Pomegranate (Crave Control), Goji Fruit Punch (Shape), Lemonade Passionfruit (Total-V), Peach Mango Mandarin (XXX-Detox), and Orange Cranberry Tangerine (Wake Up). Every bottle of Skinny Water® has key electrolytes, antioxidants, vitamins and has zero calories, sugar, sodium, no preservatives, with all natural colors and flavors.

ABOUT SKINNY NUTRITIONAL CORP.
Headquartered in Bala Cynwyd, Pa., Skinny Nutritional Corp., the creators of Skinny Water®, a zero-calorie, zero-sugar, zero-sodium and zero-preservative enhanced water with key electrolytes, antioxidants, and vitamins. Skinny Water comes in six great tasting flavors that include Acai Grape Blueberry, Goji Fruit Punch, Peach Mango Mandarin, Raspberry Pomegranate, Orange Cranberry Tangerine and Lemonade Passionfruit. Skinny Nutritional Corp. also expects to launch additional branded products, including Skinny Sport®, and other Skinny branded beverages. For more information, visit www.SkinnyWater.com.

About Polar Beverages
Distributing beverages since 1882, and headquartered in Worcester, Massachusetts, Polar Beverages is the country’s largest independent soft-drink bottler, with over 300 salespeople. They currently distribute over 50 brands in the New England Market. For more information, visit: www.PolarBev.com.

SAFE HARBOR STATEMENT
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. When used in this release, the words "believe," "anticipate," "think," "intend," "plan," "will be," "expect," and similar expressions identify such forward-looking statements. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the Company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.